Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

of

CYTODYN INC.

a Colorado Corporation

with and into

CYTODYN INC.

a Delaware Corporation

AGREEMENT AND PLAN OF MERGER, dated as of the 6th day of July, 2015 by and between CytoDyn Inc., a corporation organized under the laws of the State of Colorado (“CytoDyn CO”), and CytoDyn Inc. a wholly-owned subsidiary of CytoDyn CO organized under the laws of the State of Delaware (“Merger Corp.”). The two corporations are hereinafter sometimes called the “Constituent Corporations”.

WITNESSETH

WHEREAS, the Boards of Directors of the Constituent Corporations deem it advisable and generally to the welfare and in the best interests of the Constituent Corporations that CytoDyn CO be merged with and into Merger Corp. under the terms and conditions hereinafter set forth, such merger to be effected pursuant to the Colorado Business Corporation Act (“CBCA”) and the General Corporation Law of the State of Delaware (“DGCL”) in a transaction qualifying as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended;

NOW THEREFORE, the Constituent Corporations, parties to this Agreement and Plan of Merger, in consideration of the mutual covenants, agreements and provisions hereinafter contained, do hereby prescribe the terms and conditions of such merger and mode of carrying the same into effect as follows:

FIRST: CytoDyn CO shall merge with and into its wholly-owned subsidiary, Merger Corp., and Merger Corp. shall succeed to the assets of CytoDyn CO and assume the liabilities and obligations of CytoDyn CO (the “Merger”). A Certificate of Merger of Foreign Corporation into a Domestic Corporation (the “Delaware Certificate”) will be duly prepared and executed by CytoDyn CO and Merger Corp. and thereafter delivered to the Secretary of State of the State of Delaware for filing in accordance with the DGCL, and a Statement of Merger (together with the Delaware Certificate, the “Certificates”) will be duly prepared and executed by CytoDyn CO and Merger Corp. and thereafter delivered to the Department of the Secretary of State of the State of Colorado for filing in accordance with the CBCA. The Merger will become effective at such time as may be set forth in the Certificates (the “Effective Time”). Following the Merger, Merger Corp. will continue as the surviving corporation of the Merger (the “Surviving Corporation”) in accordance with applicable law and the separate existence of CytoDyn CO shall cease.

SECOND: The Certificate of Incorporation of Merger Corp. will be the Certificate of Incorporation of the Surviving Corporation.

THIRD: The effect of the Merger on the capital stock of CytoDyn CO and Merger Corp. shall be as follows:

(a) At the Effective Time, the presently issued and outstanding shares of capital stock of CytoDyn CO shall be changed and converted into shares of the capital stock of the Surviving Corporation as follows: (i) each share of common stock, no par value per share, of CytoDyn CO which shall be outstanding immediately prior to the Effective Time (the “Common Stock”), and all rights in respect thereof, shall, without any further action on the part of anyone, be changed and converted into one (1) share of Common Stock, par value $0.001 per share, of the Surviving Corporation; (ii) each share of Series B Convertible Preferred Stock, no par value per share, of CytoDyn CO which shall be outstanding immediately prior to the Effective Time (the “Series B Convertible Preferred Stock”), and all rights in respect thereof, shall, without any further action on the part of anyone, be changed and converted into one (1) share of Series B Convertible Preferred Stock, par value $0.001 per share, of the Surviving Corporation; and (iii) each option, warrant or other right which shall be outstanding immediately prior to the

Effective Time and which shall evidence the right to purchase one or more shares of the Common Stock of CytoDyn CO (a “CO Derivative”), and all rights in respect thereof, shall, without any further action on the part of anyone, be changed and converted into an option, warrant or other right of the Surviving Corporation (the “Surviving Derivative”) having the same terms and conditions as the corresponding CO Derivative except that for each share of Common Stock covered by the CO Derivative, the Surviving Derivative shall provide for one share of the Common Stock of the Surviving Corporation.

(b) At the Effective Time, the shares of capital stock of Merger Corp. which shall be outstanding immediately prior to the Effective Time shall, without any further action on the part of anyone, be canceled.

(c) After the Effective Time, each holder of a certificate or certificates which theretofore represented shares of Common Stock of CytoDyn CO shall cease to have any rights as a stockholder of CytoDyn CO except the right to receive shares of Common Stock of the Surviving Corporation pursuant to subsection (a) above and except as such are expressly reserved to such stockholder by statute and each holder of a certificate or certificates which theretofore represented shares of Series B Convertible Preferred Stock of CytoDyn CO shall cease to have any rights as a stockholder of CytoDyn CO except the right to receive shares of Series B Convertible Preferred Stock of the Surviving Corporation pursuant to subsection (a) above and except as such are expressly reserved to such stockholder by statute. After the Effective Time, each holder of any outstanding certificate or certificates representing shares of Common Stock or Series B Convertible Preferred Stock of CytoDyn CO may surrender the same to the Surviving Corporation and each such holder shall be entitled upon such surrender to receive such number of shares of Common Stock or Series B Convertible Preferred Stock, as the case may be, of the Surviving Corporation as provided in subsection (a) above. The certificates representing the outstanding shares of the capital stock of CytoDyn CO to be converted into the capital stock of the Surviving Corporation, as provided herein, will, upon such surrender, be treated by the Surviving Corporation as null and void for all corporate purposes and will be deemed canceled.

FOURTH: The By-laws of Merger Corp. as they shall exist immediately prior to the Effective Time shall be and remain the By-laws of the Surviving Corporation until the same shall be altered, amended or repealed as therein provided or in accordance with applicable law.

FIFTH: The directors and the members of the various committees of the board of directors of CytoDyn CO at the Effective Time shall, from and after the Effective Time, be the directors and members of such committees of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. Subsequent elections of directors by the Surviving Corporation shall be conducted in accordance with the provisions of the Surviving Corporation’s Certificate of Incorporation and By-laws.

SIXTH: At and after the Effective Time, the officers of CytoDyn CO immediately prior to the Effective Time shall become the officers of the Surviving Corporation and shall serve in accordance with the By-laws of the Surviving Corporation.

SEVENTH: At and after the Effective Time, the Surviving Corporation shall succeed to and possess, without further act or deed, all the rights, privileges, obligations, powers and franchises, both public and private, and all of the property, real, personal and mixed, of each of the Constituent Corporations; all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions, shall be vested in the Surviving Corporation; all claims, demands, property, rights, privileges, powers and franchises and every other interest of either of the Constituent Corporations shall be as effectively the property of the Surviving Corporation as they were of either of the respective Constituent Corporations; the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger, but shall be vested in the Surviving Corporation; the title to any bank accounts, in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger, but shall be vested in the Surviving Corporation; all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired; all debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it; and the Surviving Corporation shall indemnify and hold harmless the officers and directors of each of the Constituent Corporations against all such debts, liabilities and duties and against all claims and demands arising out of the Merger.

EIGHTH: As and when requested by the Surviving Corporation or by its successors or assigns, CytoDyn CO will execute and deliver or cause to be executed and delivered all such deeds and instruments and will take or cause to be taken all such further action as the Surviving Corporation may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation title to and possession of any property of either of the Constituent Corporations acquired by the Surviving Corporation by reason or as a result of the Merger herein provided for and otherwise to carry out the intent and purposes hereof, and the officers and directors of CytoDyn CO and the officers and directors of the Surviving Corporation are fully authorized in the name of CytoDyn CO or otherwise to take any and all such action.

NINTH: This Agreement and Plan of Merger shall be submitted to the stockholders of CytoDyn CO and Merger Corp. as and to the extent provided by applicable law. This Agreement and Plan of Merger constitutes a Plan of Reorganization under the Internal Revenue Code, Section 368, as well as a Plan of Merger, to be carried out in the manner, on the terms and subject to the conditions herein set forth.

TENTH: All corporate acts, plans, policies, approvals and authorizations of CytoDyn CO, its stockholders, board of directors, committees elected or appointed by the board of directors, officers and agents, which were valid and effective immediately prior to the Effective Time shall be taken for all purposes as the acts, plans, policies, approvals and authorizations of the Surviving Corporation and shall be effective and binding thereon as they were on CytoDyn CO. The employees of CytoDyn CO shall become the employees of the Surviving Corporation and continue to be entitled to the same rights and benefits they enjoyed as employees of CytoDyn CO.

ELEVENTH: The officers and directors of the Constituent Corporations, and from and after the Effective Time, the Surviving Corporation, shall be and hereby are authorized to execute, acknowledge and deliver all instruments and do all acts and things necessary or desirable and proper to effect the Merger and to carry out the purposes of this Agreement and Plan of Merger.

TWELFTH: THIS AGREEMENT AND PLAN OF MERGER SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement and Plan of Merger as of the date first set forth above.

CYTODYN INC. (a Delaware corporation)

By:	/s/ Nader Z. Pourhassan
Nader Z. Pourhassan, President and CEO

CYTODYN INC. (a Colorado corporation)

By:	/s/ Nader Z. Pourhassan
Nader Z. Pourhassan, President and CEO